Exhibit 99.1

FOR IMMEDIATE RELEASE	FEBRUARY 17, 2006

Castelle Reports Financial Results for Fourth Quarter and Fiscal Year 2005

MORGAN HILL, CA – February 17, 2006 – Castelle® (Nasdaq: CSTL), a leader in all-in-one network fax solutions for the business and enterprise markets, today reported financial results for the fourth quarter and fiscal year ended December 31, 2005. Sales increased for both the quarter and fiscal year compared to the prior year periods, with the Company’s cash and cash equivalents rising 21% from the end of 2004 to the end of 2005. Net income and earnings per share were negatively impacted by a non-cash tax provision.

“We are pleased to report the end of yet another year of ongoing progress for Castelle as marked by steady sales growth and the ongoing strengthening of our balance sheet. It also should be noted that the company remains consistently profitable on a pre-tax basis, despite non-cash adjustments that have injected greater volatility into our EPS figures than the actual operating results warrant,” said Scott McDonald, Castelle’s President and CEO. “We are also pleased to report that our transition into the enterprise market with FaxPress Premier™ is progressing as planned. Looking ahead, we expect to further penetrate both new and current markets with our FaxPress™ and FaxPress Premier product lines, while simultaneously preparing for the launch of a series of new growth initiatives that should enable us to continue our expansion.”

Sales for the fourth quarter of 2005 were $2.69 million, up 5.9% from $2.54 million in the fourth quarter of 2004. Income before taxes in the fourth quarter of 2005 was $275,000, compared to $333,000 in the fourth quarter of 2004. After reporting a $395,000 provision for income taxes (see “Deferred Tax Asset Treatment” below), the Company reported a net loss of $120,000 for the fourth quarter, or $0.03 per fully diluted share, compared with net income of $1.71 million, or $0.39 per fully diluted share, for the fourth quarter of 2004. Results in the year-ago quarter included a tax benefit of $1.38 million.

Sales for 2005 were $10.83 million, up 3.6% from $10.46 million in 2004. The sales growth rate in 2005 showed an increase from the 2.7% year-over-year rate for 2003 to 2004. Income before taxes for 2005 was $974,000, compared to $1.05 million in 2004. Income before taxes for 2005 was negatively impacted by approximately $240,000, or $0.05 per fully diluted share, in the first and second quarters as a result of legal and accounting fees related to the Company’s restatement of historical financial statements in its December 2004 Form 10-K.

Net income for 2005 was $579,000, or $0.13 per fully diluted share, compared to $2.12 million, or $0.48 per fully diluted share, in 2004. Fiscal year comparisons were negatively impacted by the changes noted above in tax provisions and benefits, as well as the legal and accounting fees.

Cash and cash equivalents rose 21%, to $6.77 million as of December 31, 2005, from $5.60 million a year earlier. The Company continues to operate with zero long-term debt.

Market Gains During Year

In a 2005 leading fax server industry report by independent research firm Davidson Consulting, Castelle moved up in the worldwide ranking of fax server companies having passed three competitors to move up from 10th place in the 2004 survey. In Davidson’s overall ranking of fax server companies by market share, Castelle was seventh with 3.9% of the world market. In the small-business market, defined by Davidson as installations with up to 100 seats, Castelle was ranked a strong second, with a 10.1% market share, just behind Captaris Inc. (Nasdaq: CAPA), with 11.3%.

More recently, Castelle began 2006 with the introduction of a new single-line, entry-level fax server with email integration for the small business market. The FaxPress 2500 1-line offers the same features as the FaxPress 2500 2-line and FaxPress 5000, which operate on Castelle’s FaxPress 8.2 software. FaxPress 8.2, released in December 2005, offers new features such as scanner, copier and MFP integration with eCopy ShareScan OP 3.0 and Xerox WorkCentre systems, as well as five new administrative support utilities that can be implemented to address system and network environment-specific issues.

Deferred Tax Asset Treatment

Due to the Company’s continued profitability and a determination that it is likely that certain future tax benefits will be realized, a portion of the Company’s deferred tax assets were recognized in 2003 and 2004. As of December 31, 2005, the Company’s consolidated balance sheet includes net deferred tax assets of $1.1 million compared to approximately $1.5 million as of December 31, 2004. The decrease in recorded net deferred tax assets from fiscal 2004 to fiscal 2005 relates to the utilization of net operating loss carryforwards to offset current year taxable income coupled with an increase in valuation allowance to reflect the $1.1 million expected to be utilized in future periods. The Company had approximately $12 million of available federal Net Operating Loss (“NOL”) carry-forwards as of December 31, 2005 and does not expect to utilize significant amounts of cash for income tax payments until the NOLs have been utilized.

About Castelle

Castelle, a market leader in ‘all-in-one’ network fax solutions for business and enterprise, develops office automation systems that allow organizations to easily implement faxing over local area networks and the Internet. Castelle’s network fax servers, FaxPress™ and FaxPress Premier™, provide a simple way to integrate fax with email, desktop and back-end applications. Castelle products are designed to be easy to use and maintain, and provide an economical way for companies to share resources over the network. Castelle was founded in 1987 and is headquartered in Morgan Hill, California. Its products are available through a worldwide network of distributors, resellers, and online retailers. Visit Castelle online at www.castelle.com.

If you would like to be added to Castelle’s investor email list, please contact Karin Smith at ksmith@castelle.com.

FaxPress™ and FaxPress Premier™ are trademarks of Castelle. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This press release may contain forward-looking statements, including but not limited to references to sales growth and our ability to successfully expand our product offerings to penetrate new and current markets. These statements are subject to risks and uncertainties, including but not limited to the impact on our results from fluctuations in demand for our products, our ability to maintain and increase market share, the timely development, acceptance and pricing of our products, the impact on EPS from future non-cash tax provisions or benefits and general economic conditions as they affect our customers. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements as contained in our reports to the Securities and Exchange Commission, including our Forms 10-K and 10-Q. The Company assumes no obligation to update the forward-looking information.

CASTELLE
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Sales:
Products	$1,936	$1,830	$7,891	$8,011
Services	755	712	2,941	2,446

Total net sales	2,691	2,542	10,832	10,457

Cost of sales:
Products	706	651	2,694	2,556
Services	257	205	1,035	826

Total cost of sales	963	856	3,729	3,382

Gross profit	1,728	1,686	7,103	7,075

Operating expenses:
Research and development	431	410	1,683	1,722
Sales and marketing	644	604	2,506	2,486
General and administrative	412	342	2,045	1,801

Total operating expenses	1,487	1,356	6,234	6,009

Operating income	241	330	869	1,066

Other income/(expense), net	34	3	105	(14)

Income before income taxes	275	333	974	1,052

Provision for (benefit from) income taxes	395	(1,381)	395	(1,067)

Net income/(loss)	$(120)	$1,714	$579	$2,119

Net income/(loss) per common share :
Basic	$(0.03)	$0.46	$0.15	$0.59

Diluted	$(0.03)	$0.39	$0.13	$0.48

Shares used in per share calculation:
Basic	3,984	3,742	3,904	3,616

Diluted	3,984	4,420	4,488	4,417

CASTELLE
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	December 31, 2005	December 31, 2004

Assets:
Current Assets:
Cash and cash equivalents	$6,766	$5,599
Accounts Receivable, net	1,137	857
Inventories	1,156	1,785
Prepaid expenses and other current assets	135	130
Deferred taxes	212	231

Total current assets	9,406	8,602

Property and equipment, net	200	203
Other non-current assets	140	50
Deferred taxes, non-current	928	1,292

Total assets	$10,674	$10,147

Liabilities and Shareholders’ Equity

Current liabilities:
Long-term debt, current portion	$14	$15
Accounts payable	286	511
Accrued liabilities	824	1,073
Deferred revenue	1,498	1,253

Total current liabilities	2,622	2,852

Long-term debt, net of current portion	—	14

Total liabilities	2,622	2,866

Shareholders’ equity	8,052	7,281

Total liabilities and shareholder’s equity	$10,674	$10,147

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Contact Information:

Scott C. McDonald
President & Chief Executive Officer
Tel. 408.852.8000
Fax 408.852.8100

Karin Smith
Director of Marketing
Tel. 408.852.8034
Fax 408.852.8134